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                                                                    Exhibit 99.1


[LOGO OF PEGASUS SYSTEMS]
NEWS RELEASE

CONTACTS:

Pegasus Solutions                                         FD  Morgen-Walke
Marcie Hyder                                              Press:  Evan Goetz
Press:  Michael Brophy                                    212-850-5600
214-234-4000

         Pegasus Solutions Prices $75 Million of Convertible Senior Notes

DALLAS - JULY 15, 2003 -- Pegasus Solutions, Inc. (NASDAQ: PEGS) today announced the pricing of its private placement offering of $75 million aggregate principal amount of Convertible Senior Notes due 2023 to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on July 21, 2003.

         Pegasus has granted the initial purchasers of the notes a 30 day option to purchase up to an additional $15 million principal amount of the notes.

         Interest on the notes will be 3.875% per annum and will be payable in cash in arrears semi-annually through July 15, 2023. Each note will be convertible into Pegasus' common stock at a conversion price of approximately $20.13 per share (equal to an initial conversion rate of 49.6808 shares per $1,000 principal amount of notes), subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if (i) the price of Pegasus's common stock reaches specified thresholds; (ii) the notes have been called for redemption; or (iii) specified corporate transactions occur.

         Pegasus may redeem all or some of the notes for cash at any time on or after July 15, 2008, at a redemption price equal to the principal amount of the notes plus any accrued and unpaid interest to the redemption date. Holders may require Pegasus to purchase the notes on July 16 of 2008, 2013 and 2018, or in other specified circumstances, at a purchase price equal to the principal amount due plus any accrued and unpaid interest to the purchase date and additional amounts, if any.

         Pegasus expects to use the net proceeds from the offering for working capital and other general corporate purposes.

         The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of Pegasus common stock, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Some statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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